                                                                   EXHIBIT 10.8


                       [Jay Alix & Associates letterhead]


January 8, 1999



Board of Directors
Service Merchandise Company, Inc.
7100 Service Merchandise Drive
Brentwood, TN 37202-4600

Re:  Interim Management and Financial Consulting Services

Gentlemen:

This letter outlines the understanding between Jay Alix & Associates, a Michigan corporation ("JA&A") and Service Merchandise Company, Inc., a Tennessee corporation (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide interim management and financial consulting services to the Company.

                                    OBJECTIVE

To provide services to the Company customarily provided by a Chief Executive Officer of the Company and to assist the Board of Directors in stabilization of the Company and management, as well as in the development of an operating and business plan, and in exploring strategic alternatives on behalf of the Company to maximize its value.

                                      TASKS

- Assume management responsibility as the Company's Chief Executive Officer for the Company's operations. In this regard, it is understood and agreed that no member of the Company's Board of Directors shall fill an operating role at the Company and that in our role as Chief Executive Officer we shall report to the Board of Directors or a Committee of the Board (consisting of no less than three members).

- Assist in the assessment of the current financial position of the Company.

- Meet with Company management to review their assessment of the current situation and evaluate their input for the Company's turnaround.

- Assist in the development of intermediate and long-term operating plans.


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Board of Directors                                                        Page 2
Service Merchandise Company, Inc.                                January 8, 1999


- Meet with lenders and other outside parties as may be required from time to time.

-        Report to and attend all meetings of the Board of Directors.

- Perform such other tasks as may normally be associated with the position of Chief Executive Officer or as may be mutually agreed upon.

                                  WORK PRODUCT

Our work product will be in the form of:

-        Services normally provided by the Company's Chief Executive Officer.

-        Information to be discussion with you and others, as you may direct.

- Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

                                    STAFFING

Bettina Whyte will be the principal responsible for the overall engagement. She will be assisted by a staff of consultants as various levels, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us. If JA&A concludes that an independent contractor is appropriate to the assignment, we will obtain the Board's consent (or such other individual or committee as may be designated by the Board) before doing so; it is agreed, however, that such consent will not be unreasonably withheld.

In addition to Ms. Whyte we anticipate that at least one additional principal will be required full-time. Depending on the situation, additional staff might also be required with the tasks that they perform and their duration on the engagement appropriate to the Company's factual circumstances.

                            TIMING, FEES AND EXPENSES

We will commence this engagement immediately upon receipt of a signed engagement letter and retainer.

RETAINER. We will require a retainer of $500,000 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon


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Board of Directors                                                        Page 3
Service Merchandise Company, Inc.                                January 8, 1999

amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

HOURLY FEES. This engagement will be staffed with professionals at various levels, as the tasks require. For purposes of semi-monthly billings, our fees will be based on the hours charged at our prevailing hourly rates, which are:

         Principals                                                          $450 to $530

         Senior Associates                                                   $350 to $375

         Associates                                                          $295 to $335

         Accountants and Consultants                                         $190 to $225

JA&A periodically reviews rates charged for our services and makes appropriate adjustments. However, no such review will become effective before January 1, 2000.

CONTINGENT SUCCESS FEES. In addition to hourly fees, the Company agrees that it will pay JA&A the following contingent success fees:

- A bonus based upon improvement in Earnings Before Interest, Depreciation, Amortization and Restructuring Charges ("EBITDAR"). EBITDAR shall be determined after deduction of JA&A professional fees. This shall be an annual calculation that compares the EBITDAR as actually earned for 1998 v. the EBITDAR actually earned for 1999.

         The bonus shall be payable quarterly where year-to-date results for 1998 are compared to year-to-date results for 1999, the bonus payable year to date is calculated and the amount owning from that calculation is paid to JA&A after first deducting year to date payments. It is possible that a calculation of year to date bonus owing may decline from one quarter to the next in which case JA&A shall have been overpaid. If this occurs, then JA&A shall promptly refund any such overpayment, provided that:

         (1) In no case shall the contingent success fee earned hereby be less than zero, and

         (2) If the Company files for or is placed into bankruptcy than no amounts paid to JA&A pre-petition shall be refundable.

         The bonus earned by JA&A in the year our engagement terminates shall be determined by computing the bonus that would be payable to JA&A for the entire year multiplied by a fraction, the numerator of which is the month of the year in which our engagement


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Board of Directors                                                        Page 4
Service Merchandise Company, Inc.                                January 8, 1999

         terminates and the denominator of which is 12. The result of that calculation is the contingent success fee payable for the final year of the engagement.

         The quarterly computations shall be based upon financial data used to prepare the Company's Form 10-Q that is filed with the Securities and Exchange Commission ("SEC"). The annual computation shall be based on audited financial data that is used to prepare the Company's Form 10-K that is filed with the SEC.

         Following is the basis for the EBITDAR contingent success fee:

           IMPROVEMENT IN EBITDAR                                              PERCENT PAID

           First $4 million                                                         2%

           From $4 million to $8 million                                            3%

           From $8 million to $12 million                                           4%

           From $12 million to $16 million                                          5%

           From $16 million to $20 million                                          6%

           From $20 million to $40 million                                          7%

           From $40 million to $44 million                                          6%

           From $44 million to $48 million                                          5%

           From $48 million to $52 million                                          4%

           From $52 million to $56 million                                          3%

           More Than $56 million                                                    2%


- A contingent success fee equal to 2% of the proceeds of asset sales that do not occur in the ordinary course of business including but not limited to sales of assets from store closings including inventories, store fixtures, store properties and leases thereon.

The contingent success fees outlined in this section are additive and not exclusive. Therefore, it is possible for JA&A to earn a contingent success fee under more than one alternative.

OUT-OF-POCKET CASH EXPENSES. In addition to the fees set forth above, the Company shall pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage, telephone and facsimile charges.


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Board of Directors                                                        Page 5
Service Merchandise Company, Inc.                                January 8, 1999

                           RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit, recruit or hire any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.

                                 CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company. JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use of any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management and employees) in considering the transactions to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, without JA&A's prior approval (which shall not be unreasonably withheld) except as required by law. The agreement will survive the termination of the engagement.

                          FRAMEWORK OF THE ENGAGEMENT

         The Company acknowledges that it is hiring JA&A purely to provide interim management and to assist and advise the Company in business planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement


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Board of Directors                                                        Page 6
Service Merchandise Company, Inc.                                January 8, 1999

reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

                             INDEMNIFICATION OF JA&A

In engagements of this nature where we act as crisis managers, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to gross negligence or willful misconduct.

                           INDEMNIFICATION OF OFFICERS

In addition to the foregoing indemnification, Bettina Whyte shall be deemed to be an officer of the Company and shall, along with other JA&A personnel who serve as officers of the Company, be individually covered by the same indemnification and directors' and officers' liability insurance as is applicable to other officers of the Company. Such directors' and officers' insurance must be with an unaffiliated insurance company and provide for coverage of at least $10 million, unencumbered by claims.

The Company agrees that it will use its best efforts to specifically include and cover any JA&A appointees under the Company's policy for directors' and officers' insurance. In the event that the Company is unable to include JA&A appointees under the Company's policy or does not have first dollar coverage as outlined in the preceding paragraph in effect for at least $10 million, it is agreed that JA&A will attempt to purchase a separate directors' and officers' policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out of pocket cash expense. If JA&A is unable to purchase such directors' and officers' insurance then we reserve the right to terminate this agreement.

                            TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under the provisions of the agreement. It is further understood and agreed that unless the Company acts in bad faith or has not remained current with its payment obligations to


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Board of Directors                                                        Page 7
Service Merchandise Company, Inc.                                January 8, 1999

our firm as articulated in this letter, JA&A will not terminate the engagement without providing at least 90 days notice. Such payment obligation shall inure to the benefit of any successor or assignee of JA&A.

It is further understood and agreed that if the Company elects to terminate this agreement before JA&A has been paid an aggregate of at least $2,500,000 in fees that 150% of any shortfall between $2,500,000 and amounts paid to JA&A shall be paid to JA&A as a "break-up fee". A material diminution of engagement scope or responsibility shall be a termination hereunder unless such change is agreed to in writing by JA&A.

The obligations of the parties under the Indemnification of JA&A, Indemnification of Officers, Confidentiality and Termination and Survival sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

                                  GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

If we have a dispute with respect to any of the provisions of this agreement and are unable to agree on a mutually satisfactory resolution within 30 days, either party may require the matter to be settled by binding arbitration. If such arbitration shall occur, it shall be in New York City. We shall attempt for two weeks to agree on a single arbitrator. If that effort shall fail, each party shall appoint one arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in New York City shall choose the third. The arbitration shall occur using the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

                                    CONFLICTS

We know of no fact of situation that would represent a conflict of interest for us with regard to the Company. However, this is a large company and there are many parties involved. Accordingly, it is possible that there are relationships either past or currently existing that we may wish to bring to your attention, as we become familiar with the different parties who are involved.

                                  SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.



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                                ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties. JA&A will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

                                     NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

If these terms meet with you approval, please sign and return the enclosed copy of this proposal and wire transfer the amount to establish the retainer.

We look forward to working with you.

Sincerely yours,

Jay Alix & Associates

/s/ Bettina M. Whyte

Bettina M. Whyte
Principal


Acknowledged and Agreed to:
Service Merchandise Company, Inc.

By:          /s/Raymond Zimmerman
       -------------------------------------
Its:               Chairman
       -------------------------------------

Dated:              1/8/99
       -------------------------------------